Exhibit 99.1

United States Steel Corporation Public Affairs 600 Grant Street Pittsburgh, PA 15219-2800
News

	Contact:	Media Erin DiPietro 412.433.6845 Investors/Analysts Dan Lesnak 412.433.1184

FOR IMMEDIATE RELEASE

UNITED STATES STEEL CORPORATION RECOMMENDS SHAREHOLDERS REJECT TRC CAPITAL CORPORATION
MINI-TENDER OFFER

PITTSBURGH, Nov. 23, 2011 – United States Steel Corporation (NYSE: X) has been notified of an unsolicited “mini-tender” offer by TRC Capital Corporation to purchase up to three million shares, or approximately two percent, of the company’s outstanding common stock at a price of $24.50 per share in cash.  The offer price was approximately 4.52 percent below the $25.66 closing price of our common stock on November 17, 2011, the day prior to the offer.  TRC may terminate or amend the offer if, among other things, the market price of the Company’s shares declines, or if TRC fails to obtain financing necessary to consummate the offer.

The Company does not endorse TRC’s mini-tender offer and recommends that shareholders do not tender their shares.  The Company is not associated with this offer and urges shareholders to obtain current market quotations for their shares, review the conditions to the offer and exercise caution.

TRC has made many similar mini-tender offers for shares of other publicly-traded companies.  Mini-tender offers are designed to seek to acquire less than five percent of a company’s outstanding shares, thereby avoiding many disclosure and procedural requirements of the Securities and Exchange Commission (SEC).  As a result, mini-tender offers do not provide investors with the same level of protections as provided by larger tender offers under United States securities laws.
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The SEC has cautioned investors about mini-tender offers, noting that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.”  The SEC’s Investor Tips regarding mini-tender offers may be found on the SEC’s website at www.sec.gov/investor/pubs/minitend.htm.

The Company encourages broker and dealers, as well as other market participants, to review the SEC’s letter regarding broker-dealer mini-tender offer dissemination and disclosures at www.sec.gov/divisions/marketreg/minitenders/sia072401.htm.

According to TRC’s offer documents, shareholders who have already tendered their shares may withdraw their shares at any time prior to 12:01 a.m. ET, on Tuesday, December 20, 2011, the expiration date set forth in the offer documents, by following the procedures described in the offer documents.

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2011-029
For more information about U. S. Steel, visit www.ussteel.com.